Exhibit 3.83

ARTICLES OF CORRECTION

OF

READING’S FUN, LTD.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to section 124 of the Iowa Business Corporation Act, the undersigned corporation adopts the following articles of correction.

1.                                       The name of the corporation is Reading’s Fun, Ltd.

2.                                       A description of the document to be corrected is as follows:  Articles of Restatement of Reading’s Fun, Ltd.

3.                                       The document to be corrected was filed by the secretary of state on the following date:  May 1, 1997.

4.                                       The incorrect statement in the document to be corrected, or the manner in which its execution was defective, is:  The content of Article 5 and Article 6, and a portion of the content of Article 7 was omitted.

5.                                       The reason that the document is incorrect, or the manner in which the execution of the document was defective is as follows:  An incorrect page 14 to the document filed was inadvertently included.

6.                                       The corrected statement or corrected execution of the document is as follows:  Page 14 attached hereto is substituted for page 14 in the document filed.

READING’S FUN, LTD.

/s/ Ted J. McLaughlin
Ted McLaughlin, Vice President